Exhibit 99.1

Labor Ready Announces 2007 Second Quarter Results

TACOMA, Wash. — July 18, 2007 — Labor Ready, Inc. (NYSE:LRW) reported revenue for the second quarter ended June 29, 2007 of $351.1 million, an increase of 3.3 percent from $339.8 million for the second quarter of 2006. Net income for the second quarter was $18.8 million or $0.41 per diluted share, an increase in net income of 0.8 percent as compared to $18.6 million or $0.35 per diluted share for the second quarter of 2006.

“During 2007, we have been experiencing positive momentum in our same branch sales growth as a result of the increased sales activity we started in the fourth quarter of 2006,” said Labor Ready CEO Steve Cooper.  “We are pleased with the growth trends in same branch revenue since growing average branch revenue and profitability is our main priority.”

Revenue for the quarter from branches open 12 months or longer increased 0.7 percent over the same quarter a year ago, an improvement from the decline of 3.1 percent reported in the first quarter of 2007.

A recent acquisition provided 2.4 percent of additional revenue for the company over the same quarter a year ago.  As expected, the acquisition only made a small contribution to net income due to related amortization of intangible assets.

“We intend to continue pursuing growth through strategic acquisitions that expand our blue-collar staffing services,” said Cooper. “Operating as one company with multiple blue-collar brands in the temporary help industry is a key component of our vision.”

During the quarter the company purchased approximately 0.9 million shares of its outstanding common stock for $18 million, which leaves $93 million available to purchase additional shares under the current share purchase authorization.  Since the beginning of 2006, the company has purchased approximately 9.2 million shares of its common stock at the cost of $184 million.

Labor Ready opened eight new branches, acquired 17 branches and closed six branches during the quarter resulting in 932 branches in operation at the end of the quarter.  Approximately five additional branch openings are planned for 2007.

Labor Ready also provided guidance for the third quarter and updated its outlook for 2007. For the third quarter, the company estimates revenue in the range of $390 million to $395 million and net income per diluted share between $0.48 and $0.50.  For the year, the company estimates revenue in the range of $1.39 to $1.40 billion and net income per diluted share between $1.45 and $1.48.

Management will discuss the company’s performance with analysts on a conference call at 5 p.m. (ET) today, July 18, 2007. The conference call will be broadcast on the internet at www.laborready.com and archived later in the day for replay.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) Labor Ready’s ability to timely execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of blue-collar staffing with three primary service lines including on-demand labor, light industrial and skilled construction trades.  The company operates under the brand names of Labor Ready, Labour Ready and Workforce for its on-demand service line; Spartan Staffing for its light industrial service line; and CLP Resources and Skilled Services for its skilled construction trades service line. Labor Ready’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, VP, Corporate Communications

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended		Twenty Six Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2007	2006	2007	2006

Revenue from services	$351,131	$339,777	$641,368	$636,844
Cost of services	239,244	230,326	436,690	434,476
Gross profit	111,887	109,451	204,678	202,368
Selling, general and administrative expenses	81,902	79,509	159,278	153,733
Depreciation and amortization	2,858	2,672	5,259	5,468
Income from operations	27,127	27,270	40,141	43,167
Interest and other income, net	2,438	3,001	5,719	5,747
Income before tax expense	29,565	30,271	45,860	48,914
Income tax	10,791	11,655	16,739	18,832
Net income	$18,774	$18,616	$29,121	$30,082

Net income per common share:
Basic	$0.41	$0.35	$0.61	$0.56
Diluted	$0.41	$0.35	$0.61	$0.56

Weighted average shares outstanding:
Basic	45,888	53,277	47,482	53,478
Diluted	46,201	53,775	47,771	54,039

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

	June 29,	December 29,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$58,685	$107,944
Marketable securities	50,397	91,510
Accounts receivable, net	136,521	120,173
Other current assets	21,904	20,131
Total current assets	267,507	339,758
Property and equipment, net	39,544	31,949
Other assets	240,277	220,599
Total assets	$547,328	$592,306

Liabilities and shareholders’ equity
Current liabilities	$107,984	$101,385
Long-term liabilities	143,767	138,403
Total liabilities	251,751	239,788
Shareholders’ equity	295,577	352,518
Total liabilities and shareholders’ equity	$547,328	$592,306

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Twenty Six Weeks Ended
	June 29,	June 30,
	2007	2006

Cash Flows from Operating activities:
Net income	$29,121	$30,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,259	5,468
Provision for doubtful accounts	4,184	2,999
Deferred income taxes	(3,289)	(6,144)
Stock-based compensation	3,960	3,891
Excess tax benefits from stock-based compensation	(1,045)	(3,505)
Other operating activities	—	414
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	(14,557)	(9,025)
Income taxes	9,566	4,001
Other assets	5,397	1,225
Accounts payable	3,662	(6,128)
Accrued wages and benefits	(1,792)	495
Workers’ compensation claims reserve	1,579	10,460
Other current liabilities	—	(38)
Net cash provided by operating activities	42,045	34,195

Cash Flows from Investing activities:
Capital expenditures	(11,077)	(6,808)
Maturities of marketable securities	178,964	34,916
Purchases of marketable securities	(137,864)	(36,255)
Purchase of Skilled Services Corporation, net of cash acquired	(26,415)	—
Change in restricted cash and other assets	(3,956)	(2,087)
Other	—	(167)
Net cash used in investing activities	(348)	(10,401)

Cash Flows from Financing activities:
Purchase and retirement of common stock	(94,818)	(51,833)
Net proceeds from sale of stock through options and employee benefit plans	2,447	2,869
Excess tax benefits from stock-based compensation	1,045	3,505
Payments on debt	(745)	(829)
Net cash used in financing activities	(92,071)	(46,288)

Effect of exchange rates on cash	1,115	676

Net change in cash and cash equivalents	(49,259)	(21,818)

Cash and cash equivalents, beginning of period	107,944	82,155
Cash and cash equivalents, end of period	$58,685	$60,337